STOCK OPTION PLAN

(As amended and restated on November 9, 2023)

1.PURPOSE OF PLAN

1.1Purpose. The purpose of the Stock Option Plan (the “Plan”) of BIOHARVEST SCIENCES INC., a company incorporated under the Business Corporations Act (British Columbia), (the “Company”) is to advance the interests of the Company by encouraging the directors, officers, employees, management company employees and consultants of the Company, and of its subsidiaries and affiliates, if any, to acquire common shares in the share capital of the Company, thereby increasing their proprietary interest in the Company, encouraging them to remain associated with the Company and furnishing them with additional incentive in their efforts on behalf of the Company in the conduct of its affairs.

2.DEFINITIONS

2.1Definitions. In this Plan the following words and phrases shall have the following meanings, namely:

(a)“Blackout Period” means a period during which designated persons cannot trade Shares pursuant to the applicable law or Company’s policy, if any, respecting restrictions on trading which is in effect at that time.

(b)“Board” means the board of directors of the Company or, if the Board so elects, a committee of directors (which may consist of only one director) appointed by the Board to administer this Plan.

(c)“Company” means BioHarvest Sciences Inc.

(d)“Consultant” means an individual who (or a corporation or partnership (a “Consultant Company”) of which the individual is an employee, shareholder or partner which):

(i)is engaged to provide, on an ongoing bona fide basis, consulting, technical, management or other services to the Company or a subsidiary of the Company other than in relation to a distribution of the Company’s securities;

(ii)provides the services under a written contract between the Consultant or Consultant Company and the Company or subsidiary;

(iii)in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the business and affairs of the Company or subsidiary of the Company; and

(iv)has a relationship with the Company or subsidiary of the Company that enables the individual to be knowledgeable about the business and affairs of the Company or subsidiary.

(e)“Director” means a director of the Company or any of its subsidiaries.

(f)“Employee” means:

(i)an individual who is considered an employee of the Company or its subsidiary;

(ii)an individual who works full-time for the Company or a related entity providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source; or

(iii)an individual who works for the Company or a related entity on a continuing and regular basis for a minimum amount of time per week (the number of hours should be disclosed in the submission) providing services normally provided by an employee and who is subject to the same control and discretion by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source.

(g)“Exchange” means the Canadian Securities Exchange (the “CSE”).

(h)“Insider” means: (i) Director or Officer; (ii) a director or officer of a subsidiary of the Company; or (iii) a person that beneficially owns or controls, directly or indirectly, Shares carrying more than 10% of the voting rights attached to all outstanding Shares of the Company.

(i)“Management Company Employee” means an individual employed by a person providing management services to the Company, which are required for the ongoing successful operation of the business enterprise of the Company, but excluding a person engaged in investor relations.

(j)“Officer” means a chair or vice-chair of the Board, a chief executive officer, chief financial officer, chief operating officer, president, vice-president, secretary, assistant secretary, treasurer or assistant treasurer of the Company or any of its subsidiaries or an individual designated as an officer by a resolution of the Board or the constating documents of the Company.

(k)“Option” means an option to purchase Shares granted to an Optionee under this Plan.

(l)“Optionee” means a Director, Officer, Employee, Management Company Employee or Consultant granted an Option or a corporation, other than a Consultant Company, granted an Option where the corporation’s only shareholder is a Director, Officer or Employee.

(m)“Plan” means this stock option plan as amended, supplemented or restated.

(n)“Related Entity” means a person that controls or is controlled by the Company.

(o)“Shares” means common shares of the Company.

(p)“Trading Day” means a day during which trades are executed on the Exchange.

3.GRANTING OF OPTIONS

3.1Administration. This Plan shall be administered by the Board.

3.2Grant by Resolution. The Board may determine by resolution those Employees, Management Company Employees, Consultants, Officers and Directors to whom Options should be granted and grant to them such Options as the Board determines to be appropriate.

3.3Representations to Employees, Consultants, and Management Company Employees. Every instrument evidencing an Option granted to an Employee, Consultant or Management Company Employee shall contain a representation by the Company and the Optionee that the Optionee is a bona fide Employee, Consultant or Management Company Employee.

3.4Terms of Option. The Board shall determine and specify in its resolution the number of Shares that should be placed under Option to each such Employee, Management Company Employee, Consultant, Officer or Director, the price per Share to be paid for such Shares upon the exercise of each such Option, and the period during which such Option may be exercised.

3.5Written Agreement. Every Option shall be evidenced by a written agreement between the Company and the Optionee. If there is any inconsistency between the terms of the agreement and this Plan the terms of this Plan shall govern.

3.6Prior Options. Any stocks options granted and still outstanding under previous versions of this Plan shall hereinafter be governed by this Plan and shall be considered Options granted under this Plan.

4.CONDITIONS GOVERNING THE GRANTING & EXERCISING OF OPTIONS

4.1Agreements must specify Exercise Period and Price, Vesting and Number of Shares. In granting an Option, the Board must specify a particular time period or periods during which the Option may be exercised, the exercise price required to purchase the Shares subject to the Option and any vesting terms and conditions of the Option, including the number of Shares in respect of which the Option may be exercised during each such time period.

4.2Minimum Exercise Price of Options. The exercise price of an Option shall not be less than the greater of the (i) closing market price on the Trading Day prior to the date of grant and (ii) the closing market price on the date of grant.

4.3Number of Shares subject to Option. The number of Shares reserved for issuance to an Optionee pursuant to an Option, together with all other stock options granted to the Optionee in the previous 12 months, shall not exceed, at the time of granting of the Option:

(a)5% of the outstanding Shares, unless the Company has obtained disinterested shareholder approval; or

(b)2% of the outstanding Shares (including all other Shares reserved for issuance to all Optionees providing investor relations services to the Company), if the Optionee is engaged in providing investor relations services to the Company and the Shares are listed on the Exchange.

Vesting of Options. Subject to further vesting requirements required by the Board on granting of an Option, all Options shall vest and be exercisable immediately. Subject to the approval of the Exchange if the Optionee is a Consultant providing investor relations services for the Company, the Board may advance, at any time, the dates upon which any or all Options shall vest and become exercisable, regardless of the terms of vesting.

4.4Blackout Periods. No Option may be exercised during a Blackout Period if the Optionee is then restricted from trading in Shares pursuant to any policy of the Company or applicable laws.

4.5Expiry of Options. Each Option shall expire not later than 10 years from the day on which the Option is granted.

4.6Expiry of Options during or immediately after Trading Blackout Periods. If an Option expires during, or within five trading days after, a Blackout Period then, notwithstanding Section 4.5 or the terms of the Option, the term of the Option shall be extended and the Option shall expire 10 trading days after the termination of the Blackout Period.

4.7Death or Disability of Optionee. If an Optionee dies or suffers a Disability prior to the expiry of an Option, the Optionee’s legal representatives, before the earlier of the expiry date of the Option and the first anniversary of the Optionee’s death or Disability, may exercise that portion of an Option which has vested as at the date of death or Disability. For the purposes hereof “Disability” shall mean any inability of the Optionee arising due to medical reasons which the Board considers likely to permanently prevent or substantially impair Optionee being an Employee, Management Company Employee, Consultant, Officer or Director.

4.8Cessation as an Optionee (With Cause). If an Optionee ceases to be a Director, Officer, Consultant, Employee or Management Company Employee by reason of termination or removal for cause any Option shall terminate immediately on such termination or removal and not be exercisable by the Optionee unless otherwise determined by the Board.

4.9Cessation as an Optionee (Without Cause). If an Optionee ceases to be any of a Director, Officer, Consultant, Employee or Management Company Employee for any reason except as provided in sections 4.7 or 4.8, any Option shall be exercisable to the extent that it has vested and was exercisable as at the date of such cessation, unless further vesting is permitted by the Board, and must terminate on the earlier of the expiry date of the Option and:

(a)the 90th day after the Optionee ceased to be any of a Director, Officer, Consultant, Employee or Management Company Employee, or such later date as may be reasonably determined by the Board; or

(b)if the Optionee is subject to the tax laws of the United States of America, the earlier of the 90th day and the third month after the Optionee ceased to be an Employee or Officer.

4.10No Assignment of Options. No Option or any right thereunder or in respect thereof shall be transferable or assignable otherwise than by will or pursuant to the laws of succession except that, if permitted by the rules and policies of the Exchange, an Optionee shall have the right to assign any Option (other than an ‘Incentive Stock Option’ under United States Internal Revenue Code) to a corporation wholly-owned by them.

4.11Notice of Exercise of an Option. Options shall be exercised only in accordance with the terms and conditions of the agreements under which they are respectively granted and shall be exercisable only by notice in writing to the Company.

4.12Payment on Exercise of an Option. Options may be exercised in whole or in part at any time prior to their lapse or termination. Shares purchased by an Optionee on exercise of an Option shall be fully paid for in cash or by certified cheque, bank draft or money order at the time of their purchase.

4.13Condition to Issuance of Shares. The Board may require, as a condition of the issuance of Shares or delivery of certificates representing such Shares upon the exercise of any Option and to ensure compliance with any applicable laws, regulations, rules, orders and requirements that the Optionee or the Optionee’s heirs, executors or other legal representatives, as applicable, make such covenants, agreements and representations as the Board deems necessary or desirable.

4.14Withholding or Deductions of Taxes. The Company may deduct, withhold or require an Optionee, as a condition of exercise of an Option, to withhold, pay, remit or reimburse any taxes or similar charges, which are required to be paid, remitted or withheld in connection with the exercise of any Option.

5.RESERVATION OF SHARES FOR OPTIONS

5.1Sufficient Authorized Shares to be Reserved. Whenever the constating documents of the Company limit the number of authorized Shares, a sufficient number of Shares shall be reserved by the Board to satisfy the exercise of Options. Shares that were the subject of Options that have lapsed or terminated shall thereupon no longer be in reserve and may once again be subject to an Option.

5.2Maximum Number of Shares to be Reserved Under Plan. The aggregate number of Shares which may be subject to issuance pursuant to Options and any stock options granted under any other previous or current stock option plan or security compensation arrangement shall be 15% of the outstanding Shares at the time of granting of the Options. If any Option expires or otherwise terminates for any reason without having been exercised in full, the number of Shares in respect of such expired or terminated Option shall again be available for the purposes of granting Options pursuant to this Plan.

5.3Maximum Number of Shares Reserved for Insiders. All Options, together with all of the Company’s other previously granted stock options, stock option plans, employee stock purchase plans or any other compensation or incentive mechanisms involving the issuance or potential issuance of Shares, shall not result, at the time of granting, in:

(a)the number of Shares reserved for issuance pursuant to Options granted to Insiders exceeding 10% of the Shares outstanding;

(b)the issuance to Insiders, within a one year period, of Shares totalling in excess of 15% of the Shares outstanding; or

(c)the issuance to any one individual, within a one year period, of Shares totalling in excess of 5% of the Shares outstanding, unless the disinterested shareholders have approved thereof.

6.CAPITAL REORGANIZATIONS

6.1Share Consolidation or Subdivision. If the Shares are at any time subdivided or consolidated, the number of Shares reserved for Options shall be similarly increased or decreased and the price payable for any Shares that are then subject to issuance shall be decreased or increased proportionately, as the case may require, so that upon exercising each Option the same proportionate shareholdings at the same aggregate purchase price shall be acquired after such subdivision or consolidation as would have been acquired before.

6.2Stock Dividend. If the Shares are at any time changed as a result of the declaration of a stock dividend thereon, the number of Shares reserved for Options and the price payable for any Shares that are then subject to issuance may be adjusted by the Board to such extent as they deem proper in their absolute discretion.

6.3No Fractional Shares. No adjustment made pursuant to this Part shall require the Company to issue a fraction of a Share and any fractions of a Share shall be rounded up or down to the nearest whole number, with one-half a Share being rounded up to one Share.

6.4No Adjustment for Cash Dividends or Rights Offerings. No adjustment shall be made to any Option pursuant to this Part in respect of the payment of any cash dividend or the distribution to the shareholders of the Company of any rights to acquire Shares or other securities of the Company.

7.EXCHANGE’S RULES & POLICIES GOVERN & APPLICABLE LAW

7.1Exchange’s Rules and Policies Apply. This Plan and the granting and exercise of any Options are also subject to such other terms and conditions as are set out in the rules and policies on stock options of the Exchange and any securities commission having authority and such rules and policies shall be deemed to be incorporated into and become a part of this Plan. If there is an inconsistency between the provisions of such rules and policies and of this Plan, the provisions of such rules and policies shall govern.

7.2Compliance With Applicable Laws. Notwithstanding anything herein to the contrary, the Company shall not be obliged to cause any Shares to be issued or certificates evidencing Shares to be delivered pursuant to this Plan, where issuance and delivery is not, or would result in the Company not, being in compliance with all applicable laws, regulations, rules, orders of governmental or regulatory authorities and the requirements of the Exchange. If any provision of this Plan, any Option or any agreement entered into pursuant to this Plan contravenes any applicable law, rule, regulation or order, or any policy, bylaw or regulation of the Exchange or any regulatory body having authority over the Company or this Plan, such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith, but the Company shall not be responsible to pay and shall not incur any penalty, liability or further obligation in connection therewith.

7.3No Obligation to File Prospectus. The Company shall not be liable to compensate any Optionee and in no event shall it be obliged to take any action, including the filing of any prospectus, registration statement or similar document, in order to permit the issuance and delivery of any Shares upon the exercise of any Option in order to comply with any applicable laws, regulations, rules, orders or requirements of any securities regulatory authority.

7.4Governing Law. This Plan shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

8.AMENDMENT OF PLAN & OPTIONS

8.1Board May Amend Plan or Options. The Board may amend or terminate this Plan or any Options but no such amendment or termination, except with the written consent of the Optionees concerned or unless required to make this Plan or the Options comply with the rules and policies of the Exchange, shall affect the terms and conditions of Options which have not then been exercised or terminated.

8.2Shareholder Approval. Approval by a majority of all holders of Shares, whether the holders are disinterested shareholders or not, is required for:

(a)an increase in the number of Shares, or percentage of the outstanding Shares, reserved for issuance under this Plan; or

(b)a change from a fixed number to a fixed percentage of the outstanding Shares, or from a fixed percentage to a fixed number, in the number of Shares reserved for issuance under this Plan.

No approval by any holders of Shares is required for:

(a)an amendment to comply with applicable law or rules of the Exchange or of a ‘housekeeping’ nature required to correct typographical and similar errors;

(b)a change to the vesting provisions;

(c)a change to the termination provisions, other than an extension of an Option to a new expiry date that falls outside the maximum term currently permitted by this Plan when the Option was first granted; and

(d)a reduction of the exercise price of an Option, including a reduction effected by cancelling an existing Option and granting a new Option exercisable at a lower price, or an extension of the exercise period, if the Optionee is not an Insider.

9.PLAN DOES NOT AFFECT OTHER COMPENSATION PLANS

9.1Other Plans Not Affected. This Plan shall not in any way affect the policies or decisions of the Board in relation to the remuneration of Directors, Officers, Consultants, Employees and Management Company Employee.

10.OPTIONEE’S RIGHTS AS A SHAREHOLDER

10.1No Rights Until Option Exercised. An Optionee shall be entitled to the rights pertaining to share ownership, such as to dividends, only with respect to Shares that have been fully paid for and issued to the Optionee upon exercise of an Option.

11.EFFECTIVE DATE & EXPIRY OF PLAN

11.1Effective Date. The Plan was approved by the Board on November 9, 2023, subject to the approval of the shareholders of the Company, and is being put forth before the shareholders of the Company on December 14, 2023, and will be effective upon receipt of approval of the shareholders of the Company on December 14, 2023.

11.2Termination. This Plan shall terminate upon a resolution to that effect being passed by the Board. Any Options shall continue to be exercisable according to their terms after the termination of this Plan.

12.RULES PARTICULAR TO ISRAEL

Notwithstanding anything herein to the contrary, any options issued to Israeli persons shall be governed by the appendix attached (the “Appendix”), and to the extent that the terms and conditions set forth in the Appendix conflict with any provisions of the Plan, the provisions of the Appendix shall prevail. Terms and conditions set forth in the Appendix shall apply only to Options and Shares issued to Israeli optionees and shall not apply to Options and Shares issued to any other Optionee.

BIOHARVEST SCIENCES INC.

APPENDIX – ISRAEL

TO THE STOCK OPTION PLAN

1.GENERAL

1.1.This Israeli Appendix (the “Israeli Appendix”) to the BioHarvest Sciences Inc. Stock Option Plan(as amended from time to time) (the “Plan” and the “Company”, respectively) shall apply only to participants who are residents of the State of Israel or those who are deemed to be residents of the State of Israel for the purpose of payment of tax (the “Israeli Optionees”). The grant of Options to an Israeli Optionee shall be subject to the fulfillment of the conditions set forth below and pursuant to and subject to the terms and conditions set forth in the Plan. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Plan.

1.2.This Israeli Appendix is to be read as a continuation of the Plan and only refers to Options granted to Israeli Optionees so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 (as defined below), and any regulations, rules, orders or procedures promulgated thereunder, as may be amended or replaced from time to time. For the avoidance of doubt, this Israeli Appendix does not add to nor modify the Plan in respect of Optionees who are non Israeli Optionees.

1.3.The Plan and this Israeli Appendix are complementary to each other and shall be deemed one document. In any case of contradiction, whether explicit or implied, between the provisions of this Israeli Appendix and the Plan, the provisions set out in this Israeli Appendix shall prevail with respect to Options granted to Israeli Optionees.

1.

2.DEFINITIONS

2.The following definitions shall be in effect under the Israeli Appendix:

2.1.“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2.“Approved 102 Option” means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Optionee.

2.3.“Controlling Shareholder” means a “controlling shareholder” as defined in Section 32(9) of the Ordinance.

2.4.“Employee” means an Israeli Optionee who is employed by, or serving as a director or an Office Holder of, the Company or any other employee company as defined in Section 102(a) of the Ordinance; provided such employee, director or office holder is not a Controlling Shareholder.

2.5.“ITA” means the Israeli Tax Authorities.

2.6.“Non-Employee” means an Israeli Optionee that is not an Employee, including an Israeli Optionee that (i) serves as a consultant, adviser, or service provider, or (ii) is a Controlling Shareholder.

2.7.“Office Holder” means an “office holder” as defined under the Israeli Companies Law, 1999.

2.8.“102 Capital Gain Option” means an Approved 102 Option elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.9.“102 Option” means any Option granted pursuant to Section 102.

2.10.“102 Ordinary Income Option” means an Approved 102 Option elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.11.“Ordinance” means the Israeli Tax Ordinance (New Version), 1961.

2.12.“Section 102” means Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

2.13.“3(i) Option” means an Option granted pursuant to Section 3(i) of the Ordinance.

2.14.“Trustee” means any individual or entity appointed by the Company and approved by the ITA to serve as trustee of Approved 102 Options.

2.15.“Unapproved 102 Option” means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

3.

3.ISSUANCE OF OPTIONS; ELIGIBILITY

3.1.The persons eligible for participation in the Plan under the Israeli Appendix shall include any Employees or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Options; and (ii) Non-Employees may only be granted 3(i) Options.

3.2.The Company may designate Options granted to Employees as Approved 102 Options or Unapproved 102 Options.

3.3.The grant of Approved 102 Options shall be made under this Israeli Appendix and shall be conditioned upon the approval of this Israeli Appendix by the ITA.

3.4.Approved 102 Options may either be classified as 102 Capital Gain Options (“CGOs”) or 102 Ordinary Income Options (“OIOs”).

3.5.No Approved 102 Options may be granted under this Israeli Appendix to any Employee, unless and until the Company elects to classify its Approved 102 Options as CGOs or OIOs and appropriately files notice of such election with the ITA (the “Election”). The Election shall become effective beginning the first date of grant of an Approved 102 Option under this Israeli Appendix and may not be changed until the end of the year following the year during which the Company first granted Approved 102 Options under such Election. The Election shall obligate the Company to grant only the type of Approved 102 Option it has elected, and shall apply to all Employees who were granted Approved 102 Options during the time the Election is in effect, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options and 3(i) Options simultaneously.

3.6.All Approved 102 Options must be held in trust by a Trustee, as described in Section 4 below.

3.7.The terms and conditions upon which Options shall be issued and exercised shall be as specified in the Option Agreement to be executed pursuant to the Plan and to this Israeli Appendix. Each Option Agreement shall state, inter alia, the type of Option granted thereunder (whether a CGO, OIO, Unapproved 102 Option or a 3(i) Option).

4.

4.TRUSTEE

5.The provisions of this Section shall apply with respect of Approved 102 Options:

4.1.Approved 102 Options, any shares issued upon exercise of such Approved 102 Options and other shares received subsequently following any realization of rights, including without limitation, bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Optionee.

4.2.Approved 102 Options and any shares received subsequently following exercise of 102 Options, shall be held by the Trustee for such period of time as required by Section 102 (the “Holding Period”).

4.3.The Optionee shall not be entitled to sell or release from trust the Approved 102 Options or shares issued upon their exercise, until the lapse of the Holding Period.

4.4.In the event the requirements of Section 102 are not met, the Optionee shall not be entitled to the tax treatment available for Approved 102 Options and the Approved 102 Options may be regarded as Unapproved 102 Options, all in accordance with the provisions of Section 102.

4.5.Notwithstanding anything to the contrary, the Trustee may hold the release of any Approved 102 Options or shares issued upon exercise of Approved 102 Options, until the full payment of the Optionee’s tax liabilities arising in respect thereof.

4.6.As a condition for issuance of Approved 102 Options, the Israeli Optionee shall execute an undertaking, in form to be provided by the Company, acknowledging the terms of issuance under Section 102 and releasing the Trustee from any liability for actions or decisions made in good faith by the Trustee.

6.

5.FAIR MARKET VALUE FOR TAX PURPOSES

7.Without derogating from the definition of “Fair Market Value” included in the Plan, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system or will be registered for trading within ninety (90) days following the date of grant, then solely for the purpose of determining the tax liability of CGOs pursuant to Section 102(b)(3) of the Ordinance, the fair market value of the shares shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

8.

6.EXERCISE OF OPTIONS

6.1.Options shall be exercised by the Optionee in accordance with the terms of the Plan, but in any event, in accordance with the instructions of the Trustee and the requirements of Section 102.

6.2.If the Optionee ceases to be employed or engaged by the Company or any Affiliate, then at the request of the Company, the Optionee shall extend to the Company and/or its Subsidiaries a security or guarantee for the payment of tax due at the time of sale of shares, pursuant to the Company’s policies and in accordance with any applicable provisions of Section 102.

9.

7.RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

10.Without derogating from any restriction on assignability or transferability specified in the Plan, as long as Options issued under this Israeli Addendum or Shares purchased upon exercise of such Options and/or any other securities issued with respect thereto, are held by the Trustee for the benefit of an Israeli Optionee, such Israeli Optionee may not transfer, assign, pledge or mortgage any rights with respect of the Options and/or the shares to which they are exercisable (as applicable), other than by will or laws of descent and distribution. The terms of this Israeli Addendum and the Plan shall be binding on the executors, administrators, heirs, and successors of Options. Notwithstanding the foregoing, if any such sale, assignment, pledge, mortgate or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance shall apply to and shall be borne by the Israeli Optionee.

11.

8.TAX CONSEQUENCES

8.1.Without derogating from the Plan, the Trustee may withhold taxes according to requirements of applicable laws, rules and regulations, including withholding taxes at source, from any payment to the Optionee. Furthermore, the Israeli Optionee shall indemnify the Company, its Subsidiaries and the Trustee and hold them harmless from and against any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

8.2.The Company and the Trustee shall not be required to release any Options, shares, or share certificate to an Israeli Optionee until all required payments have been fully made and satisfactory evidence was provided to the Company and the Trustee.

8.3.Neither the Corporation and/or Subsidiary nor the Board shall have any liability to any Israeli Optionee, or to any other party, if an Option (or any portion thereof) that is intended to be qualified as Capital Gain Option is determined by the Board, ITA or the Trustee not to be qualified as Capital Gain Option.

12.

9.GOVERNING LAW & JURISDICTION

This Israeli Appendix shall be governed by, construed and enforced in accordance with the laws of the State of Israel, without giving effect to the principles of conflict of laws.

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